                                                                     EXHIBIT 4.2




                             SHAREHOLDERS AGREEMENT


                           dated as of March 10, 1999


                                      among


                             NEVASA HOLDINGS LIMITED


                                NUNSGATE LIMITED


                                       and


                               IMPSAT CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I: DEFINITIONS.........................................................1
       SECTION 1.1.  Definitions...............................................1

ARTICLE II: RESTRICTIVE LEGEND.................................................5
       SECTION 2.1.  Restrictive Legend........................................5

ARTICLE III: REGISTRATION RIGHTS...............................................6
       SECTION 3.1.  Demand Registration Rights................................6
       SECTION 3.2.  Piggy-Back Registration...................................7
       SECTION 3.3.  Reduction of Offering.....................................8
       SECTION 3.4.  Registration Procedures..................................10
       SECTION 3.5.  Shelf Registration.......................................12
       SECTION 3.6.  Registration Expenses....................................13
       SECTION 3.7.  Indemnification by the Company...........................13
       SECTION 3.8.  Indemnification by the Purchaser.........................13
       SECTION 3.9.  Indemnification by Nevasa................................13
       SECTION 3.10. Conduct of Indemnification Proceedings...................14
       SECTION 3.11. Contribution.............................................15
       SECTION 3.12. Participation in Underwritten Registrations..............16
       SECTION 3.13. Rule 144.................................................16
       SECTION 3.14. Holdback Agreements......................................16

ARTICLE IV COVENANTS..........................................................17
       SECTION 4.1.  Information..............................................17
       SECTION 4.2.  Access...................................................18
       SECTION 4.3.  Right of First Offer.....................................19
       SECTION 4.4.  Right to Participate in Certain Dispositions.............22
       SECTION 4.5.  Drag-Along...............................................23
       SECTION 4.6.  Preemptive Rights........................................23
       SECTION 4.7.  Approvals................................................25
       SECTION 4.8.  Right of Transfer Upon Deadlock..........................26

ARTICLE V BOARD OF DIRECTORS..................................................28
       SECTION 5.1.  Nomination of Directors..................................28
       SECTION 5.2.  Removal..................................................28

ARTICLE VI MISCELLANEOUS......................................................29
       SECTION 6.1.  Headings.................................................29
       SECTION 6.2.  No Inconsistent Agreements...............................29
       SECTION 6.3.  Entire Agreement.........................................29


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
       SECTION 6.4.  Notices..................................................29
       SECTION 6.5.  Applicable Law...........................................30
       SECTION 6.6.  Severability.............................................30
       SECTION 6.7.  Effectiveness; Termination...............................30
       SECTION 6.8.  Successors, Assigns, Transferees.........................30
       SECTION 6.9.  Amendments; Waivers......................................31
       SECTION 6.10. Counterparts; Effectiveness..............................31
       SECTION 6.11. Recapitalization, Etc....................................31
       SECTION 6.12. Remedies.................................................31
       SECTION 6.13. Transferability..........................................31
       SECTION 6.14. Consent to Jurisdiction..................................32
       SECTION 6.15. Confidentiality..........................................32


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


                             SHAREHOLDERS AGREEMENT

       SHAREHOLDERS AGREEMENT (this "Agreement") dated as of March 10, 1999 among Nevasa Holdings Limited, an Irish company, Nunsgate Limited, a wholly-owned Subsidiary of British Telecommunications plc, (the "Purchaser") and IMPSAT Corporation, a Delaware corporation (the "Company").

       WHEREAS, the Company, Nevasa Holdings Limited and the Purchaser have entered into a Share Purchase Agreement dated as of March 10, 1999 (the "Share Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase from the Company and the Seller a total of 24,190,234 shares (the "Shares") of Common Stock of the Company;

       WHEREAS, the Company and Nevasa Holdings Limited are parties to a Securityholders Agreement, dated as of March 19, 1998, among the Company, Nevasa Holdings Limited, Princes Gate Investors II, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and certain other parties, a copy of which has been provided to the Purchaser (the "Securityholders Agreement");

       WHEREAS, the Company, Nevasa Holdings Limited and the Holders (as such term is defined in the Securityholders Agreement) have entered into a letter agreement of even date herewith pursuant to which the Holders have consented to the transactions contemplated by this Agreement and the Share Purchase Agreement (the "Consent Agreement");

       WHEREAS, Nevasa Holdings Limited, the Purchaser and the Holders have entered into an agreement of even date herewith pursuant to which the Purchaser and Nevasa Holdings Limited have been granted certain rights of first offer by the Holders (the "Right of First Offer Agreement"); and

       WHEREAS, Nevasa Holdings Limited, the Purchaser and the Company wish to record certain agreements between them regarding certain rights and restrictions with respect to the Shares and the management of the Company, which agreements will become effective on the Closing Date upon the consummation of the transactions contemplated by the Share Purchase Agreement.

       NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

       SECTION 1.1. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms, as used herein, have the following meanings:

       "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person and "Affiliated" has a meaning correlative with the foregoing. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" has the meaning set forth in the first paragraph of this Agreement.

       "Board of Directors" means the Board of Directors of the Company.

       "Business" means the business of telecommunications, information technology and internet services and all related and ancillary businesses.

       "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

       "Charter" means the Certificate of Incorporation of the Company.

       "Closing Date" means the date of the closing of the purchase of the Shares pursuant to the Share Purchase Agreement.

       "Commission" means the United States Securities and Exchange Commission and any successor agency having similar powers.

       "Common Stock" means Class A common stock, par value $1.00 per share, of the Company, as such common stock may be adjusted in the circumstances contemplated by and in accordance with Section 6.11 hereof.

       "Company" has the meaning set forth in the first paragraph of this Agreement.

       "CORIM" means Corporacion IMPSA, S.A.

       "Director" means a member of the Board of Directors.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

       "Existing Stockholders" means: (i) Mr. Enrique Pescarmona, Mrs. Silvia Monica Pescarmona de Baldini, Mrs. Liliana Pescarmona de Mayol, Mr. Roberto Vivo and Mr. Ricardo Verdaguer; (ii) a parent, brother, sister of any of the individuals named in clause (i); (iii) the spouse of any individual named in clause (i) or (ii); (iv) the lineal descendants of any person named in clauses
(i) through (iii); (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv); (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v); (vii) CORIM; (viii) any Person in which all


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


of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vii); (ix) Princes Gate Investors II, L.P., PGI Investments Limited, Gregor Von Opel or Investor Investments AB; and
(x) Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. or Morgan Stanley Global Emerging Markets Private Investors, L.P.

       "Holder" means any registered holder of shares of Series A Stock or Series A Common Shares.

       "Initial Public Offering" means the first registration of shares of Common Stock after the date hereof under the Securities Act, using Form S-1, S-2 or S-3 or any successor forms, and after which the Common Stock is listed or quoted for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

       "Member of the Nevasa Group" means any Person which individually is a member of the Nevasa Group; provided, however, that CORIM shall not be deemed to be a Member of the Nevasa Group for any purposes under this Agreement.

       "Nevasa Group" means Nevasa and any Person described in clause (viii) of the definition of "Existing Stockholders;" provided, however, that CORIM shall not be deemed to be any such Person for any purposes under this Agreement.

       "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

       "Nevasa" means Nevasa Holdings Limited, an Irish company, and any Person that succeeds to or acquires all of the assets currently owned by Nevasa Holdings Limited, whether by share transfer, merger, consolidation or operation of law, so long as all of the outstanding equity interests thereof are owned of record and beneficially by the current record and beneficial owners of all of the outstanding equity interests of Nevasa Holdings Limited as of the date hereof.

       "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or any other entity or organization, whether or not a legal entity, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

       "Registrable Securities" means the Shares and any shares of Common Stock held by Nevasa; provided, however, in any event, that such securities shall cease to be Registrable Securities when a registration statement relating to such securities shall have been declared effective by the Commission and such securities shall have been disposed of pursuant to such effective registration statement or sold under Rule 144 (but not Rule 144A).

       "Registration Expenses" means any and all expenses incurred in connection with or incidental to a registration or other offering, listing, marketing or selling efforts (but not underwriting discounts or commissions), including all:
(i) registration and filing fees;


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


(ii) fees and expenses of compliance with securities or blue sky laws or the rules of the National Association of Securities Dealers, Inc. or any successor agency and the cost of preparing any blue sky or legal investment memorandum in connection with the qualification of Registrable Securities (including reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties); (v) fees and disbursements of U.S. and foreign counsel for the Company; (vi) customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters); (vii) fees and expenses of any special experts retained by the Company in connection with such registration or other offering, listing, marketing or selling efforts; (viii) fees and expenses of one U.S. counsel for the Purchaser and Nevasa, as the case may be, and one foreign counsel, if any, for each applicable foreign jurisdiction; (ix) fees and expenses of listing the Registrable Securities on a securities exchange or on the NASDAQ National Market System; (x) the costs and other out-of-pocket expenses of the Company relating to investor presentations on the "road show" undertaken in connection with the marketing of Registrable Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expense of the representatives and officers of the Company and any such consultants, and the cost of any transportation utilized in connection with the road show; and
(xi) all other costs or expenses incident to the performance of the obligations of the Company with respect to Article III.

       "Rule 144" means Rule 144 under the Securities Act, as such rule may be amended from time to time.

       "Rule 144A" means Rule 144A under the Securities Act, as such rule may be amended from time to time.

       "Rule 144(k)" means Rule 144(k) under the Securities Act, as such rule may be amended from time to time.

       "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

       "Series A Common Shares" means the shares of Common Stock of the Company to be issued upon conversion of the Series A Stock.

       "Series A Stock" means the Company's Redeemable, Convertible Preferred Stock, Series A, having the rights, preferences and privileges set forth in the Certificate of Designations, dated March 19, 1998, therefor adopted pursuant to the Charter.

       "Subsidiary" means, with respect to any Person, any other Person of which more than fifty percent (50%) of (i) the economic interest in the assets, earnings or cash flow or (ii) the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

       "Transfer" means any transfer, in whole or in part, by sale, pledge, assignment, grant or other means, including, without limitation, by the grant of an option.

       "Underwriter" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.

       "Seller" means Nevasa.

       "Selling Holders" has the meaning ascribed to such term in the Securityholders Agreement.

       "Voting Securities" of any Person means any securities ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                                   ARTICLE II
                               RESTRICTIVE LEGEND

       SECTION 2.1. Restrictive Legend.

       (a) For so long as this Agreement remains in effect, each certificate representing the Shares and the shares of Common Stock held by Nevasa shall (unless otherwise permitted by the provisions of Section 2.1(b) or (c) or the Charter) include a legend in substantially the following form:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.


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


              THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF MARCH 10, 1999 THAT FIXES CERTAIN RIGHTS AND OBLIGATIONS OF THE HOLDER OF THIS SECURITY. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM IMPSAT CORPORATION, 256 ALFEREZ PAREJA, 1107 BUENOS AIRES, ARGENTINA.

       (b) The Purchaser, Nevasa or any transferee of the Shares or of shares of Common Stock transferred by Nevasa, as the case may be, may, upon providing evidence reasonably satisfactory to the Company that such Share is not a "restricted security" (as defined in Rule 144), may be sold pursuant to Rule 144(k) or has been registered under the Securities Act, exchange the certificate representing such Share for a new certificate that does not bear the first legend set forth in Section 2.1(a).

       (c) In the event that any Shares are sold by the Purchaser or any shares of Common Stock are sold by Nevasa, in each case to an unaffiliated third party in accordance with the terms and conditions of this Agreement, the Purchaser, Nevasa or such third party may, upon providing evidence reasonably satisfactory to the Company of any such sale, exchange the certificates representing such Shares or such shares of Common Stock, for new certificates that do not bear the second legend set forth in Section 2.1(a).

                                  ARTICLE III
                               REGISTRATION RIGHTS

       SECTION 3.1. Demand Registration Rights

       (a) IPO Demand. From and after the third anniversary of the Closing Date until the consummation of the Initial Public Offering, in the event that the Purchaser shall own at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis), the Purchaser may make a written request (the "IPO Demand") that the Company consummate the Initial Public Offering and, upon receipt of such IPO Demand, the Company shall be obligated to use its best efforts to proceed to consummate the Initial Public Offering as provided for in
Section 3.4 hereof.

       (b) Subsequent Purchaser Demand. At any time after the consummation of the Initial Public Offering, the Purchaser may make written requests (each, a "Purchaser Registration Demand") to the Company for registration under the Securities Act of Registrable Securities. Thereafter, the Company shall use its best efforts to register the Registrable Securities under the Securities Act. Any Purchaser Registration Demand will specify the number of shares of Common Stock proposed to be sold and will also specify the intended method of disposition thereof. The Company shall not be obligated to effect more than one Purchaser Registration Demand in any six-month period. The Purchaser is entitled to make only five such Purchaser Registration Demands to the Company over the duration of this Agreement, and each Purchaser Registration Demand shall cover


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Registrable Securities with a then current market value in excess of $25 million. The Purchaser agrees that in connection with any registration of Registrable Securities pursuant to a Purchaser Registration Demand, the Company shall have the right to select the lead Underwriter for the sale of the Registrable Securities subject to the consent of the Purchaser, which consent shall not be unreasonably withheld.

       (c) Nevasa Demand. At any time after the consummation of the Initial Public Offering, Nevasa may make written requests (each, a "Nevasa Registration Demand") to the Company for registration under the Securities Act of Registrable Securities. Thereafter, the Company shall use its best efforts to register the Registrable Securities under the Securities Act. Any Nevasa Registration Demand will specify the number of shares of Common Stock proposed to be sold and will also specify the intended method of disposition thereof. The Company shall not be obligated to effect more than one Nevasa Registration Demand in any six-month period. Nevasa is entitled to make only ten such Nevasa Registration Demands to the Company over the duration of this Agreement, and each Nevasa Registration Demand shall cover Registrable Securities with a then current market value in excess of $25 million. Nevasa agrees that in connection with any registration of Registrable Securities pursuant to a Nevasa Registration Demand, the Company shall have the right to select the lead Underwriter for the sale of the Registrable Securities subject to the consent of Nevasa, which consent shall not be unreasonably withheld.

       (d)    Effective Registration. A registration requested pursuant to this
Section 3.1 shall be deemed not to be effected (i) if a registration statement with respect thereto shall not have become effective, (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or any court, and the result of such interference is to prevent the Purchaser or Nevasa, as the case may be, from disposing of the Registrable Securities to be sold thereunder in accordance with the intended methods of disposition or (iii) if the closing specified in the purchase agreement or underwriting agreement entered into in connection with any underwritten registration shall not have occurred due to a breach by the Company of any provision contained in any such purchase or underwriting agreement.

       SECTION 3.2. Piggy-Back Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (i) for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) and other than with respect to the Initial Public Offering) or (ii) for the account of any holders of capital stock of the Company, then the Company shall give written notice of such proposed filing to the Purchaser and Nevasa as soon as practicable (but in any event not less than 20 days before the anticipated filing date), and such notice shall offer the Purchaser and Nevasa the opportunity to register any of their Registrable Securities that are then eligible for registration. If either the Purchaser or Nevasa wishes to register securities of the same class or series as the Company or such holder, such registration shall be on the same terms and conditions as the registration of the Company or other holders of such securities (a "Piggy-Back Registration"). If the Piggy-Back Registration is of a different


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


class, then the Company shall have the option of effecting a concurrent registration. In the event that the Purchaser or Nevasa wishes to cause the registration of any of their Registrable Securities in the Piggy-Back Registration, then the right to include the Registrable Securities in the Piggy-Back Registration shall be reduced in accordance with the provisions of
Section 3.3 below.

       SECTION 3.3. Reduction of Offering.

       (a) Each of the Purchaser and Nevasa acknowledges that the Holders of the Company's Series A Stock have previously been granted certain rights under the Securityholders Agreement, which rights limit the ability of the Company to register the Registrable Securities under the Securities Act. The Purchaser hereby acknowledges that any rights granted by the Company under Sections 3.1 and 3.2 above are subject to the terms, conditions and restrictions of the Securityholders Agreement, as such terms, conditions and restrictions have been amended by the Consent Agreement.

       (b)    If the lead Underwriter of an offering described in Section 3.1 or
3.2 informs the Company in writing that the success of such offering could be materially and adversely affected by inclusion of all the securities requested to be included, then the Company may, upon written notice to the Purchaser and Nevasa, reduce (if and to the extent stated by such Underwriter to be necessary to eliminate such effect) the number of securities offered for the accounts of the Company, the Purchaser, the Selling Holders and Nevasa, as the case may be, so that the resultant aggregate number of the securities that will be included in such registration shall be equal to the number of securities stated in such Underwriter's letter; provided, however, that priority in such registration shall be as follows:

       (i) in the case of the Initial Public Offering resulting from an IPO Demand either by any of the Selling Holders pursuant to their rights under the Securityholders Agreement or by the Purchaser pursuant to its rights under Section 3.1(a) hereof, first, securities offered for the account of the Company, second, securities offered for the accounts of the Selling Holders and the Purchaser, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the Purchaser (calculated for the purpose of this clause (i) and for each of the following clauses (ii) through (vi) as if all shares of Series A Stock had been converted into shares of Common Stock), and third, securities offered for the account of Nevasa;

       (ii) in the case of any other initial public offering, first, securities offered for the account of the Company, and second, securities offered for the accounts of the Selling Holders and the Purchaser with respect to sixty percent (60%) of any additional shares being registered, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the

              Purchaser, and with respect to the remaining forty percent (40%) of any additional shares being registered, for the account of Nevasa;

       (iii) in the case of a "Registration Demand" (as defined under Section 3.1(b) of the Securityholders Agreement) by any of the Selling Holders or a Purchaser Registration Demand, first, securities offered for the accounts of the Selling Holders and the Purchaser, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the Purchaser, second, securities offered for the account of Nevasa, and third, securities offered for the account of the Company;

       (iv) in the case of a Nevasa Registration Demand, first securities offered for the account of Nevasa with respect to 50% of all shares being registered, second, with respect to the remaining 50% of all shares being registered, securities offered for the accounts of the Selling Holders and the Purchaser, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the Purchaser, and third, securities offered for the account of the Company;

       (v) in the case of an offering described in Section 3.2(i), first, securities offered for the account of the Company, and second, with respect to sixty percent (60%) of any additional shares being registered, securities offered for the accounts of the Selling Holders and the Purchaser, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the Purchaser, and, with respect to the remaining forty percent (40%) of any additional shares being registered, securities offered for the account of Nevasa; and

       (vi) in any other case, first, with respect to sixty percent (60%) of any additional shares being registered, securities offered for the accounts of the Selling Holders and the Purchaser, with the securities offered for the accounts of the Selling Holders and the Purchaser allocated sixty percent (60%) to the Selling Holders and forty percent (40%) to the Purchaser, and, with respect to the remaining forty percent (40%) of any additional shares being registered, securities offered for the account of Nevasa, and second, securities offered for the account of the Company;

provided, however, that in respect of each of the foregoing clauses (i) through
(vi) to the extent that the Purchaser or the Selling Holders elect not to exercise their respective rights thereunder, then with respect to the securities to which such rights are not exercised (the "Additional Shares"), the Purchaser or the Selling Holders, as the case may be, may also require registration of its securities in such number as is equal to the number of Additional Shares; and provided further, that in respect of each of the foregoing clauses (i) through
(vi) to the extent that Nevasa does not elect to exercise its rights thereunder, then with respect to the securities to which such rights are not exercised (the "Additional Nevasa Shares"), the Purchaser and the Selling Holders may also require registration of their securities (allocated between the Purchaser and the Selling Holders as set forth in clauses (i) through (vi)) in accordance with such foregoing clauses in an aggregate amount equal to the number of Additional Nevasa Shares.

       SECTION 3.4. Registration Procedures. Whenever the Company receives an IPO Demand, a Purchaser Registration Demand or a Nevasa Registration Demand or any holder of Registrable Securities elects to participate in a Piggy-Back Registration pursuant to Section 3.2 hereof, the Company will use its best efforts, (i) in the case of the IPO Demand, to consummate the Initial Public Offering, and (ii) in the case of a Purchaser Registration Demand, Nevasa Registration Demand or election to participate in a Piggy-Back Registration, to effect the registration and the sale of the relevant Registrable Securities in accordance with the intended method of disposition thereof, in each case as promptly as practicable, and in connection therewith:

       (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective until all Registrable Securities requested to be registered thereunder have been sold thereunder.

       (b) The Company will, concurrently with filing a registration statement or prospectus or any amendment or supplement thereto, furnish to the Purchaser, Nevasa and each Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Purchaser, Nevasa or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

       (c) After the filing of the registration statement, the Company will promptly notify the Purchaser and Nevasa of any comments from or any material correspondence with the Commission or the National Association of Securities Dealers, Inc. and of any stop order issued or threatened by the Commission and use its best efforts to prevent the entry of such stop order or to remove it if entered.

       (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States or elsewhere as the Purchaser or Nevasa requests and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable the Purchaser and Nevasa to consummate the disposition in such jurisdictions of the securities owned by the Purchaser or Nevasa and (ii) cause such disposition and

Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary or advisable by virtue of the business and operations of the Company and/or its Subsidiaries, so as to enable the Purchaser and Nevasa to consummate the disposition of such Registrable Securities; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction other than taxation arising with respect to the registration of securities or (iii) consent to general service of process in any such jurisdiction.

       (e) At any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act, the Company will immediately notify the Purchaser and Nevasa of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Purchaser, Nevasa and the Underwriters any such supplement or amendment. Each of the Purchaser and Nevasa agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the preceding sentence, it will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by the Company, each of the Purchaser and Nevasa will deliver to the Company all copies, other than permanent file copies then in the possession of the Purchaser or Nevasa, as the case may be, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

       (f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions (including engaging in a road show) as are necessary or desirable in order to expedite or facilitate the disposition of such Registrable Securities.

       (g) The Company will furnish to the Purchaser, Nevasa and to each Underwriter, if any, addressed to the Purchaser, Nevasa or such Underwriter, signed copies of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in such form and covering such matters as the Purchaser, Nevasa or the lead Underwriter reasonably requests.

       (h) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

       (i) The Company will provide and cause to be maintained a transfer agent and registrar of national standing for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

       (j) The Company will use its best efforts (i) to cause all such Registrable Securities covered by such registration statement to be listed or quoted on any U.S. national securities exchange or quotation system on which the Common Stock is then listed or quoted or will be listed or quoted in connection with the Initial Public Offering if the listing of such Registrable Securities is then permitted under the rules of such exchange; or (ii) to secure the designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure NASDAQ authorization for listing or quoting such Registrable Securities, in each case if the Registrable Securities so qualify, and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, Inc. in the case of each action referred to in this clause
(ii) if requested by the Purchaser or by the lead Underwriter.

       SECTION 3.5. Shelf Registration.

       (a) At any time after 180 days following the closing of the Initial Public Offering, the Company, upon the request of the Purchaser or Nevasa, will use its best efforts to file a "shelf" registration statement (the "Shelf Registration") with respect to the Registrable Securities owned by the Purchaser or Nevasa, as the case may be, on an appropriate form pursuant to Rule 415 (or any similar provision that may be adopted by the Commission) under the Securities Act and to cause such Shelf Registration to become effective and to keep such Shelf Registration effective and the disclosure therein current and complete until (i) the Purchaser or Nevasa, as the case may be, shall no longer hold any Registrable Securities or (ii) such time when the Common Stock registered under the Shelf Registration can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144. Any sale of Registrable Securities pursuant to the Shelf Registration in an underwritten public offering shall be deemed to be a Purchaser Demand Registration or a Nevasa Demand Registration, as the case may be, subject to the provisions of Sections 3.1, 3.3 and 3.14 hereof.

       (b) During any consecutive 365-day period, the Company shall have the privilege to suspend availability of the Shelf Registration and the related prospectus for up to 60 days if the Board of Directors determines in good faith that there is a valid purpose for such suspension and provides notice of such determination to the Purchaser and Nevasa at their addresses set forth in the Share Purchase Agreement. Notice of such suspension shall be given promptly to the Purchaser and Nevasa.

       SECTION 3.6. Registration Expenses. The Company shall pay Registration Expenses incurred in connection with (x) any registration made or requested to be made pursuant to this Article III, whether or not any registration statement becomes effective and (y) any resale of Registrable Securities pursuant to any underwritten Rule 144A offering.

       SECTION 3.7. Indemnification by the Company. The Company agrees to indemnify and hold harmless each of the Purchaser, Nevasa, and their respective officers, directors, agents and Affiliates, and each Person, if any, who controls the Purchaser and Nevasa within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by or on behalf of the Purchaser or Nevasa, as the case may be, expressly for use therein. The Company also agrees, to the extent permitted by applicable law, to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters on reasonable and customary terms.

       SECTION 3.8. Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Purchaser, but only with reference to information related to the Purchaser furnished in writing by the Purchaser expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. The Purchaser also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this
Section 3.8.

       SECTION 3.9. Indemnification by Nevasa. Nevasa agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Purchaser, but only with reference to information related to Nevasa furnished in writing by Nevasa expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Nevasa also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 3.9.

       SECTION 3.10. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 3.7, 3.8 or 3.9, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party upon request of the Indemnified Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to the proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be in conflict or otherwise inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (y) provides that such Indemnified Party does not admit any fault or guilt with respect to the subject matter of such proceeding.

       SECTION 3.11. Contribution.

       (a) To the extent the indemnification provided for herein is for any reason unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and the Purchaser or Nevasa, as the case may be, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company, the Purchaser and Nevasa from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company on the one hand and of the Purchaser or Nevasa, as the case may be, on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchaser or Nevasa, as the case may be, on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company, the Purchaser and Nevasa, as set forth in the table on the cover page of the prospectus. The relative fault of the Company on the one hand and of the Purchaser or Nevasa, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchaser or Nevasa, as the case may be, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

       (b) The Company, the Purchaser and Nevasa agree that it would not be just and equitable if contribution pursuant to this Section 3.11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.11, the Purchaser and Nevasa shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Purchaser or Nevasa, as the case may be, were offered to the public (less underwriters' discounts and commissions) exceeds the amount of any damages which the Purchaser or Nevasa has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

       SECTION 3.12. Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by such Person and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

       SECTION 3.13. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Purchaser or Nevasa shall reasonably request, all to the extent required from time to time to enable the Purchaser or Nevasa to sell Registrable Securities without registration under the Securities Act pursuant to (a) Rule 144 under the Securities Act and Rule 144A under the Securities Act, as such Rules are amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of the Purchaser or Nevasa, the Company will deliver to the Purchaser or Nevasa a written statement as to whether it has complied with such requirements.

       SECTION 3.14. Holdback Agreements.

       (a) Restrictions on Public Sale by the Purchaser and Nevasa. If and to the extent requested by the Company, in the case of a non-underwritten public offering, and if and to the extent requested by the lead Underwriter or Underwriters, in the case of an underwritten public offering, each of the Purchaser and Nevasa agrees not to effect, except as part of such registration or a concurrent registration, any public sale or distribution of the securities being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A, during the 10 days prior to, and during such period that the Company (in the case of a non-underwritten public offering) or the lead Underwriter (in the case of an underwritten public offering) may reasonably request, but in no event longer than (i) 180 days, in the case of the Initial Public Offering and (ii) 90 days in all other cases, in each case from the effective date of the registration statement.

       (b) Restrictions on Public Sale by the Company. The Company agrees (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 3.1 or Section 3.2 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 10 days prior to, and during such period as the lead Underwriter may reasonably request, but in no event longer than 90 days, beginning on, the effective date of any registration statement (except pursuant to such registration statement and except pursuant to registrations on Form S-4 or S-8 or any successor or similar form thereto or pursuant to an unregistered offering to employees of the Company or its Subsidiaries pursuant to an employee benefit plan as defined in Rule 405 of Regulation C of the Securities Act) or the commencement of a public distribution of Registrable Securities; and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (a) above, in each case including a sale pursuant to Rule 144 or Rule 144A (except as part of any such registration, if permitted); provided, however, that the provisions of this Section 3.14(b) shall not prevent the exercise, conversion or exchange of any securities pursuant to their terms into or for other securities.

                                   ARTICLE IV
                                    COVENANTS

       SECTION 4.1. Information. So long as the Purchaser owns at least five percent (5%) of the Company's outstanding Common Stock (determined on a fully diluted basis), the Company shall deliver to the Purchaser:

       (a) as soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Company's Chief Financial Officer that they fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in accordance with generally accepted accounting principles in the United States consistently applied except as described therein, subject to changes resulting from normal year-end adjustments;

       (b) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 1999, audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Company, which report shall be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with generally accepted accounting principles in the United States applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States; and

       (c) promptly upon the receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the Company's financial statements made by such accountant, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

       (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its shareholders or by any Subsidiary of the Company to its shareholders other than the Company or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or quotation system or with the Commission, and of all press releases and other written statements made available generally by the Company or any Subsidiary to the public or to other investors or potential investors in securities of the Company; and

       (e) upon the request of the Purchaser, promptly after filing thereof, copies of the Company's and its Subsidiaries' final tax assessments and any other information reasonably required by the Purchaser or any of the Purchaser's Affiliates to calculate any foreign tax credits realizable under the laws of the United Kingdom on any dividends paid by the Company, along with copies of the balance sheets and statements of income for the respective fiscal year for the Company's Subsidiaries.

       SECTION 4.2. Access. For so long as the Purchaser shall own at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis), the Purchaser and its auditors shall be entitled to and shall at the Purchaser's request be supplied with: (a) the right to routinely consult with the management of the Company on matters relating to the Company; (b) the right to inspect the properties and operations of the Company; (c) the right to inspect the books and records of the Company; and (d) except for any period during which the Purchaser has the right to elect a Director, the right to have its representative attend the meetings of the Board of Directors and to participate in discussions (but not vote) at such meetings; provided, however, that any such rights pursuant to clauses (a), (b) and (c) may only be exercised during business hours and on the giving by the Purchaser of reasonable advance notice to the Company of the exercise thereof.

       SECTION 4.3. Right of First Offer. Prior to the Initial Public Offering, if and for so long as the Purchaser owns at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis):

       (a) In the event that (i) Nevasa wishes to Transfer any shares of Common Stock or (ii) any Existing Stockholder wishes to Transfer any of its common equity interests in any Member of the Nevasa Group (a "Nevasa Holder") (in each case, other than to any Existing Stockholder who is, or at the time of any Transfer becomes, a party to this Agreement), in a transaction in which after the consummation thereof the aggregate number of shares of Common Stock sold by Nevasa and all Nevasa Holders (treating the sale of common equity interests in any Member of the Nevasa Group as the sale of the number of shares of Common Stock effectively represented thereby) on a cumulative basis commencing on the day immediately following the Closing Date through the date of such sale shall exceed ten percent (10%) of the then total outstanding shares of Common Stock (on a fully diluted basis) (the "Control Shares"), Nevasa and each Nevasa Holder shall first comply with the following procedures with respect to the Control Shares:

       (i) Nevasa or such Nevasa Holder shall deliver a written notice (a "Sale Notice") to the Purchaser, with a copy to the Company, stating that Nevasa or such Nevasa Holder wishes to sell such Control Shares, which

              Sale Notice shall set forth the number of shares of Common Stock covered (or effectively represented) thereby;

       (ii) Upon the receipt of a Sale Notice, the Purchaser shall have the right for a period of thirty (30) days (the "Sale Period") to negotiate in good faith with Nevasa or such Nevasa Holder to purchase all, but not less than all, of the Control Shares set forth in the Sale Notice. In the event that the Purchaser wishes to enter into such negotiations, the Purchaser shall send a written notice to Nevasa or such Nevasa Holder prior to the end of the Sale Period as to whether and on what terms it wishes to purchase such Control Shares (the "Control Offer"), which Control Offer shall include the aggregate purchase price that the Purchaser is willing to pay with respect to such Control Shares and any other material terms and conditions of the Control Offer. In the event that the Purchaser shall not deliver to Nevasa or such Nevasa Holder a Control Offer within the Sale Period or if the Purchaser shall notify Nevasa or such Nevasa Holder prior to the end of the Sale Period that it does not wish to enter into negotiations to purchase such Control Shares, Nevasa or such Nevasa Holder may sell such Control Shares free and clear of any restrictions set forth in this Agreement provided that such sale is consummated within one hundred twenty (120) days after the end of the Sale Period;


       (iii) Upon receipt of the Control Offer within the Sale Period, Nevasa or such Nevasa Holder shall have the right, at its absolute discretion, to accept the Control Offer, to continue to pursue other courses of action with respect to the Control Shares or to terminate its efforts to sell such Control Shares;

       (iv) In the event that Nevasa or such Nevasa Holder wishes to accept the Control Offer, Nevasa or such Nevasa Holder shall notify the Purchaser within thirty (30) days after the end of the Sale Period and such sale shall be consummated within forty-five (45) days of the Purchaser's receipt of Nevasa's or such Nevasa Holder's acceptance of the Control Offer; and

       (v) In the event that Nevasa or such Nevasa Holder does not wish to accept the Control Offer, it shall have the right to seek alternative bona fide offers with respect to such Control Shares from third parties; provided, however, that Nevasa or such Nevasa Holder shall not consummate any alternative transaction with respect to such Control Shares unless the financial and other terms of such transaction are more favorable to Nevasa or such Nevasa Holder than those set forth in the Control Offer. In the event that any alternative transaction includes any non-cash consideration for such Control Shares, Nevasa or such Nevasa Holder shall not consummate such alternative transaction unless it has delivered to the Purchaser a "fairness" opinion from any internationally recognized investment banking firm unaffiliated with the Company or Nevasa, which opinion shall provide that the terms and conditions of such alternative transaction are fair to Nevasa or such Nevasa Holder from a financial point of view, and in connection with the rendering of such fairness opinion Nevasa or such Nevasa Holder shall promptly disclose to such investment banking firm the Control Offer delivered by the Purchaser.

       (b) In the event that Nevasa or any Nevasa Holder receives an unsolicited bona fide offer from a prospective buyer to purchase any Control Shares that it wishes to actively pursue with such proposed buyer, Nevasa or such Nevasa Holder shall comply with the following procedures with respect to such Control Shares:

       (i) Nevasa or such Nevasa Holder shall deliver a written notice (a "Purchase Notice") to the Purchaser, with a copy to the Company, stating that it has received an offer to sell such Control Shares; provided, however, that Nevasa or such Nevasa Holder shall not be obligated to include in the Purchase Notice any of the terms or conditions of such unsolicited offer other than the number of Control Shares covered thereby;

       (ii) Upon the receipt of a Purchase Notice, the Purchaser shall have the right for a period of (30) days (the "Purchase Period") to negotiate in good faith with Nevasa or such Nevasa Holder to purchase all, but not less than all, of the Control Shares set forth in the Purchase Notice. In the event that the Purchaser wishes to enter into such negotiations, the Purchaser shall send a written notice to Nevasa or such Nevasa Holder prior to the end of the Purchase Period as to whether and on what terms it wishes to purchase such Control Shares (the "Purchase Offer"), which Purchase Offer shall include the aggregate purchase price that the Purchaser is willing to pay with respect to such Control Shares and any other material terms and conditions of the proposed purchase by the Purchaser. In the event that the Purchaser shall not deliver to Nevasa or such Nevasa Holder a Purchase Offer within the Purchase Period or if the Purchaser shall notify Nevasa or such Nevasa Holder prior to the end of the Purchase Period that it does not wish to make a Purchase Offer with respect to such Control Shares, Nevasa or such Nevasa Holder may sell such Control Shares free and clear of any restrictions set forth in this Agreement provided that such sale is consummated within one hundred twenty (120) days of the end of the Purchase Period;


       (iii) Upon receipt of the Purchase Offer within the Purchase Period, Nevasa or such Nevasa Holder shall have the right, at its absolute discretion, to accept the Purchase Offer, to continue to pursue the unsolicited offer or to terminate its efforts to sell such Control Shares;

       (iv) In the event that Nevasa or such Nevasa Holder wishes to accept the Purchase Offer, Nevasa or such Nevasa Holder shall notify the Purchaser within thirty (30) days after the end of the Purchase Period, and such sale shall be consummated within forty-five (45) days of the Purchaser's receipt of Nevasa's or such Nevasa Holder's acceptance of the Offer; and

       (v) In the event that the financial and other terms of the unsolicited offer are more favorable to Nevasa or such Nevasa Holder than those set forth in the Purchase Offer, Nevasa or such Nevasa Holder may accept and consummate the unsolicited offer. In the event that any unsolicited offer includes any non-cash consideration for such Control Shares, Nevasa or such Nevasa Holder shall not consummate such alternative transaction unless it has delivered to the Purchaser a "fairness" opinion from any internationally recognized investment banking firm unaffiliated with the Company or Nevasa, which opinion shall provide that the terms and conditions of such alternative transaction are fair to the Nevasa or such Nevasa Holder from a financial point of view, and in connection with the rendering of such fairness opinion Nevasa or such Nevasa Holder shall promptly disclose to such investment banking firm the Purchase Offer delivered by the Purchaser.

       (c) In the event that any Member of the Nevasa Group or any Existing Stockholder (other than any Existing Stockholder described in clause (ix) or (x) of the definition of "Existing Stockholders") wishes to Transfer any of its voting capital stock of CORIM to any Person other than any Existing Stockholder who is, or at the time of any Transfer becomes, a party to this Agreement, or receives an unsolicited bona fide offer from any such Person that CORIM wishes to actively pursue, in each case in a transaction in which after the consummation thereof all Existing Stockholders shall own in the aggregate less than 50.1% of the aggregate voting capital stock of CORIM and as a result of such transaction the aggregate number of shares of Common Stock sold by Nevasa, all Nevasa Holders and CORIM (treating the sale of voting capital stock of CORIM as the sale of the number of shares of Common Stock effectively represented thereby) on a cumulative basis commencing on the day immediately following the Closing Date through the date of such sale shall exceed ten percent (10%) of the then total outstanding shares of Common Stock (on a fully diluted basis), then such Member of the Nevasa Group or such Existing Stockholder shall provide to the Purchaser a right of first offer with respect to such voting capital stock of CORIM in accordance with the provisions of Sections 4.3(a) and (b) hereof.

       SECTION 4.4. Right to Participate in Certain Dispositions.

       (a)    Without affecting any of the rights of the Purchaser set forth in
Section 4.3 and for so long as the Purchaser owns at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis), any Transfer of shares of Common Stock by Nevasa or any Transfer of common equity interests in any Member of the Nevasa Group by any Nevasa Holder (except a Transfer (y) by Nevasa or any Nevasa Holder to any Existing Stockholder who is, or at the time of any Transfer becomes, a party to this Agreement or (z) pursuant to a public offering registered under the Securities Act or a sale through the facilities of the New York Stock Exchange, American Stock Exchange or NASDAQ National Market) shall include by its terms and conditions an offer to include in such Transfer (in accordance with the provisions of paragraphs (a)-(d) of this Section 4.4), at the option of the Purchaser, the "Pro Rata Portion" (as hereinafter defined) of the Common Stock then owned by the Purchaser, on the same terms and conditions as the Transfer by Nevasa or such Nevasa Holder; provided, however, that subsequent to the Initial Public Offering the obligation of Nevasa and any Nevasa Holder to provide the Purchaser with the option under this Section 4.4 to include in such Transfer the Pro Rata Portion of Common Stock owned by the Purchaser shall apply only in the event that Nevasa and all Nevasa Holders shall have Transferred since the date of the Initial Public Offering to Persons (other than the Purchaser, any Existing Stockholder who is, or at the time of any Transfer becomes, a party to this Agreement or pursuant to a public offering registered under the Securities Act or a sale through the facilities of the New York Stock Exchange, American Stock Exchange or NASDAQ National Market) shares of Common Stock in the aggregate in excess of fifteen percent (15%) of the then outstanding shares of Common Stock (determined on a fully diluted basis).

       (b) If Nevasa or any Nevasa Holder receives or solicits from a third party or parties (a "Transferee") an offer (an "Offer") or offers to purchase or otherwise acquire shares of Common Stock or common equity interests in any Member of the Nevasa Group (the "Offered Shares") held by Nevasa or such Nevasa Holder, and Nevasa or such Nevasa Holder intends to pursue a Transfer of such Offered Shares to such Transferee, Nevasa or such Nevasa Holder shall provide written notice (the "Offer Notice") of such Offer to the Purchaser and the Company not later than 35 days prior to the consummation of such Transfer. The Offer Notice shall identify the Offered Shares, the price offered for such Offered Shares (which, if the Offered Shares are common equity interests in Nevasa, shall be the price effectively offered for the Common Stock effectively represented by such common equity interests), all other material terms and conditions of the Offer and, in the case of an Offer in which the consideration payable for the Offered Shares consists in whole or in part of consideration other than cash, reasonably detailed information regarding such other consideration. The Purchaser shall have the right and option, for a period of not less than 30 days after the date the Offer Notice is given to the Purchaser (the "Notice Period"), to notify Nevasa or such Nevasa Holder of its interest in Transferring to the Transferee up to the Pro Rata Portion of the Purchaser's Common Stock pursuant to the Offer. The Purchaser desiring to exercise such option shall, prior to the expiration of the Notice Period, provide the Transferee with a written notice specifying the number of Shares which the Purchaser has an interest in Transferring pursuant to the Offer (a "Notice of Interest"). In addition, Nevasa or such Nevasa Holder shall use reasonable efforts to cause the Transferee to make himself available to the Purchaser, at reasonable times and places, and to respond to reasonable inquiries with respect to the Offer, the terms and conditions thereof and all other matters with respect thereto. This Section 4.4(b) shall not apply to any Transfer not subject to Section 4.4(a).

       (c) If, at the end of the Notice Period, the Purchaser shall not have given a Notice of Interest with respect to some or all of the Pro Rata Portion of the Purchaser's Common Stock contemplated by the Offer, the Purchaser will be deemed to have waived all its rights under this Section 4.4 with respect to the Transfer pursuant to the Offer of the portion of the Pro Rata Portion of the Common Stock owned by the Purchaser with respect to which a Notice of Interest shall not have been given.

       (d) "Pro Rata Portion" means, with respect to the Purchaser, a number equal to the product of (i) the total number of shares of Common Stock proposed to be Transferred to the Transferee by Nevasa or any Nevasa Holder, times (ii) a fraction, the numerator of which shall be the total number of shares of Common Stock owned by the Purchaser, and the denominator of which shall be the total number of shares of Common Stock owned in the aggregate by Nevasa (including the shares proposed to be Transferred), the Purchaser and the Holders.

       SECTION 4.5. Drag-Along. At or after such time as all of the obligations of Nevasa pursuant to Section 4.3 have been performed and all of the rights of the Purchaser pursuant to Section 4.3 have been either exercised, waived or expired, and for so long as the aggregate ownership of Common Stock held by Nevasa, the other Members of the Nevasa Group and, so long as it is controlled by any of the Existing Stockholders, CORIM shall exceed the Purchaser's ownership of Common Stock, in the event that Nevasa proposes to Transfer substantially all of the shares of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Nevasa, and if Nevasa so requests, the Purchaser shall Transfer all of the Common Stock held by it on the same terms as the Transfer by Nevasa. Such demand for Transfer to the Purchaser by Nevasa shall be given in writing (the "Written Request") no later than 30 days prior to the proposed consummation of such Transfer.

       SECTION 4.6. Preemptive Rights.

       (a) Prior to the occurrence of the Initial Public Offering, if and for so long as the Purchaser owns at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis) and subject to the other provisions of this Agreement, the Company shall not issue, sell, or enter into any agreement(s) or commitment(s) pursuant to which it becomes obligated to issue, in each case for cash, any shares of its common stock, or any warrants, options or other securities convertible or exchangeable into common stock (collectively, the "Equity Securities"), unless the Company shall first provide a written offer (the "Preemptive Rights Offer") to the Purchaser and Nevasa, offering to sell to the Purchaser and Nevasa at the same price, and on the same terms and conditions, such amount of such Equity Securities as would enable the Purchaser and Nevasa to maintain their then proportionate interests (determined on a fully diluted basis) of the Company's common stock. Such Preemptive Rights Offer shall remain outstanding for at least thirty (30) days from the date of such notice and shall be exercised by the Purchaser or Nevasa by serving written notice on the Company within such thirty (30) day period; provided, however, that in the case of a proposed underwritten sale of any such Equity Securities, the Preemptive Rights Offer shall commence on the offering of such Equity Securities and shall remain outstanding only until the consummation of the sale of such Equity Securities in accordance with the terms and timing of such offering. The consummation of the Preemptive Rights Offer shall take place simultaneously with the closing of the sale by the Company of such Equity Securities. Notwithstanding the foregoing, if the Company sells such Equity Securities as part of a unit, the Preemptive Rights Offer shall be for such units.

       (b) The Preemptive Rights Offer shall not apply to: (i) any issuances or grants of common stock or rights by the Company to the officers, directors or employees of the Company or any of its Subsidiaries pursuant to the Company's 1998 Stock Option Plan or pursuant to any other employee benefit or other incentive plan adopted by the Board of Directors after the date hereof (collectively, the "Option Plans"); (ii) except as set forth in Section 4.6(c), the exercise of any options or rights issued pursuant to or in connection with any Option Plan; or (iii) the issuance of any securities by the Company upon the exercise of any exchange, conversion or similar feature contemplated by any security issued pursuant to the Securityholders Agreement.

       (c) Notwithstanding anything to the contrary above, the exercise of the Purchaser's Preemptive Rights Offer in the event of the exercise of any options granted under any Option Plan by any grantee of such options shall be effected solely in accordance with the following terms and conditions: (i) no later than January 15 of each year prior to the occurrence of the Initial Public Offering, the Company shall notify the Purchaser of any exercise of stock options and of the issuance of shares of Common Stock pursuant to such exercises under Option Plans during the preceding calendar year and the "Fair Market Value" (as such term is defined in the 1998 Stock Option Plan or any other Option Plan) as determined by the Stock Option Committee of the Board of Directors with respect to grants of stock options for the Company's Common Stock under any Option Plan for such preceding calendar year; (ii) with respect to any shares of Common Stock issued to grantees under any Option Plan during such preceding calendar year, in the event that (A) the Purchaser has prior to such date exercised all rights under prior Preemptive Rights Offers provided to it under this Section 4.6, and (B) without the exercise of a Preemptive Rights Offer in respect of such issued shares of Common Stock, the Purchaser would own less than twenty percent (20%) of the Company's outstanding common stock at the end of the preceding calendar year, then the Company shall provide to the Purchaser a Preemptive Rights Offer to purchase such number of additional shares of Common Stock to maintain the lesser of (1) twenty percent (20%) of the Company's outstanding common stock determined on a fully diluted basis or (2) the Purchaser's then proportionate interest (determined on a fully diluted basis) of the Company's common stock calculated as if no options had been exercised during the preceding calendar year, at the Fair Market Value determined by the Stock Option Committee of the Board of Directors for the preceding calendar year for grants of stock options during such year under any Option Plan; and (iii) the Purchaser shall have a period of thirty (30) days to notify the Company of its intent to exercise its preemptive rights and to pay in cash to the Company the purchase price for such shares of Common Stock and shall receive certificates for such shares against payment therefor. For the avoidance of doubt, the obligation of the Company to provide a Preemptive Rights Offer to the Purchaser in connection with the issuance of shares of Common Stock pursuant to the exercise of stock options under the Option Plans shall cease on the earlier of (y) the Initial Public Offering and (z) any failure by the Purchaser to exercise its rights under a prior Preemptive Rights Offer provided to it pursuant to this Section 4.6.

       (d) In furtherance of Section 4.6(c), (i) effective on the Closing Date, the Company will reserve for issuance to the Purchaser such number of shares of Common

Stock as is equal to twenty percent (20%) of the number of shares of Common Stock then subject to options granted to date under the Company's 1998 Stock Option Plan, and (ii) the Company will not grant any further options under its 1998 Stock Option Plan or any other Option Plan unless prior to such grant it shall have reserved for issuance to the Purchaser such number of shares of Common Stock as is equal to twenty percent (20%) of the number of shares of Common Stock subject to such options.

       SECTION 4.7. Approvals. Prior to the occurrence of the Initial Public Offering, if and so long as the Purchaser owns at least ten percent (10%) of the Company's Common Stock (determined on a fully diluted basis), unless specifically approved by the Director or Directors appointed by the Purchaser pursuant to Article V and except as otherwise expressly provided by this Agreement, the Company and its Subsidiaries shall not, and no Person acting on behalf of the Company or any of its Subsidiaries shall permit or cause the Company or any of its Subsidiaries to:

       (a) engage in any transaction or series of related transactions with any Affiliate (other than a Subsidiary of the Company) or Director or officer of the Company or any material Subsidiary or any relative of any such Director or officer other than on arm's-length terms;

       (b) authorize any amendment to the charter or by-laws of the Company or any Significant Subsidiary (within the meaning of Regulation S-X under the Exchange Act), except as required by law, that could have an adverse effect on the exercise by the Purchaser of the rights granted by the Company and Nevasa to it hereunder, excluding for the purposes of this Section 4.7(b) any amendment that affects equally the rights of all holders of shares of Common Stock so long as any such amendment does not provide a right to the holders of Series A Stock to the detriment of the Purchaser (it being understood that the Purchaser's consent to any such amendment providing a right to such holders to the detriment of the Purchaser shall not be unreasonably withheld);

       (c) issue or grant for cash any capital stock, or any stock options, warrants or other securities exchangeable or exercisable for or convertible into any capital stock, in each case as to which the Purchaser is not granted a preemptive right under Section 4.6 hereof (other than as excluded under Section 4.6(b) and (c)). For the avoidance of doubt, this Section 4.7(c) shall not apply in any respect to the authorization or issuance of shares of the Company's common stock pursuant to the Initial Public Offering;

       (d) authorize or effect a material change in the Business of the Company;

       (e) add to, or permit, an increase in the number of members of the Board of Directors of the Company (other than as provided for in Section 5.1 hereof);

       (f) hire, remove or change the Company's Chief Executive Officer, Chief Financial Officer, Deputy Chief Executive Officer, Chief Operating Officer or materially amend the employment contract or arrangements with any such Person;

       (g) commence a voluntary case under any applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law;

       (h) (i) convey, sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Company's or any of its Significant Subsidiary's assets unless in connection with such transaction(s) the Company voluntarily provides the Purchaser with a right of first offer with respect to such assets substantially on terms consistent with Section 4.3 hereof; (ii) in any transaction in which the Purchaser does not have with a right of first offer under Section 4.3 hereof or in which the Company voluntarily provides the Purchaser with a right of first offer substantially on terms consistent with Section 4.3 hereof, merge or consolidate the Company with or into any Person or enter into any similar business transaction; or (iii) take any action to bring about a liquidation, winding-up or dissolution of the Company or any Significant Subsidiary of the Company; or

       (i) authorize, release, circulate, or permit the release of any public announcement or press release relating to the Purchaser or any of its Affiliates.

       SECTION 4.8. Right of Transfer Upon Deadlock. Prior to the Initial Public Offering, upon the occurrence of a Deadlock (as defined below), Nevasa and the Purchaser shall have the following rights and obligations (the "Deadlock Rights"):

       (a) The Deadlock Rights may only be initiated by Nevasa. In the event that Nevasa wishes to exercise the Deadlock Rights, it shall deliver a written notice to such effect (a "Deadlock Notice") to the Purchaser within 60 days after the occurrence of a Deadlock. For the avoidance of doubt, the sending of the notice referred to in the second sentence of the definition of "Deadlock" shall not be considered to be the initiation of the Deadlock Rights.

       (b) Nevasa shall include in the Deadlock Notice the cash purchase price per share of Common Stock that Nevasa is willing to pay to the Purchaser for each of the Purchaser's shares of Common Stock (the "Deadlock Price") and any other terms and conditions of such proposed purchase. Thereafter, the Purchaser shall either (i) sell all of its shares of Common Stock to Nevasa for a per share price equal to the Deadlock Price or (ii) purchase all of Nevasa's shares of Common Stock at a per share price equal to the Deadlock Price. The Purchaser shall notify Nevasa within thirty (30) days of its receipt of a Deadlock Notice whether it will sell its shares of Common Stock to Nevasa or purchase Nevasa's shares of Common Stock (the "Purchaser Election Notice"). In the event that the Purchaser elects in the Purchaser Election Notice to purchase all of Nevasa's shares of Common Stock, Nevasa agrees to exercise its right under Section 4.3 of the Securityholders Agreement to cause the Holders to sell all of their shares of the Company to the Purchaser on the same terms and conditions as Nevasa. In the event that the Purchaser has not provided Nevasa with a Purchaser Election Notice within such thirty-day period, (1) the members of the Board of Directors nominated by the Purchaser shall have irrevocably been deemed to vote, and the Purchaser hereby grants an irrevocable proxy to Nevasa to vote, such proxy to be valid only upon the failure of the

Purchaser to provide Nevasa with a Purchaser Election Notice within such 30-day period, in favor of the resolution of the Board of Directors upon which the Deadlock was initially premised and (2) Nevasa shall have the right to acquire all of the Purchaser's shares of Common Stock at the per share price set forth in the Deadlock Notice. In the event that Nevasa wishes to exercise such right to acquire all of the Purchaser's shares of Common Stock, it shall notify the Purchaser in writing no later than sixty (60) days after the date on which Nevasa delivered to the Purchaser the Deadlock Notice.

       (c) The closing of the purchase and sale of the shares of Common Stock pursuant to the Deadlock Rights shall be consummated no later than ninety (90) days after the delivery by the Purchaser of the Purchaser Election Notice, or in the case that Nevasa exercises its option under clause (b)(2) above, no later than ninety (90) days after the delivery to the Purchaser of Nevasa's notice of such exercise.

       (d)    For purposes of this Section 4.8:

       (i) "Deadlock" shall mean: (x) in connection with the exercise of the rights granted to the Purchaser under Section 4.7 hereof, the failure of the Board of Directors to adopt in any six-month period a resolution proposed by Nevasa's nominees to the Board of Directors solely by virtue of the negative vote by the Director or Directors nominated by the Purchaser (and such negative votes are the only votes against the adoption of such resolution) with respect to a Deadlock Matter (as defined below) at two consecutive duly held meetings of the Board of Directors. In the event that Nevasa considers the failure of the Board of Directors to adopt such resolution to be the basis for a Deadlock Matter, it shall notify the Purchaser in writing within thirty (30) days of the initial Board of Directors meeting, and the second meeting of the Board of Directors to adopt the respective resolution shall be held no earlier than sixty (60) days after the date of the initial meeting of the Board of Directors at which such resolution failed to be adopted; and


       (ii) "Deadlock Matters" shall mean the matters described in Section 4.7(a) - (i) above.

                                    ARTICLE V
                               BOARD OF DIRECTORS

       SECTION 5.1. Nomination of Directors.

       (a) Upon the effectiveness of the Share Purchase Agreement, the size of the Board of Directors shall be increased to ten (10), with the right of the Board of Directors to further increase the size of the Board of Directors to twelve (12) in connection with the Initial Public Offering. For so long as the Purchaser owns at least fifteen percent (15%) of the Company's outstanding Common Stock (determined on a fully diluted basis), upon the request of the Purchaser, Nevasa shall vote, at any regular or special meeting of the stockholders of the Company at which Directors will be elected or in any written consent executed in lieu of such a meeting of stockholders, all of its shares of Common Stock in favor of (and shall cause all of its Directors on the Board of Directors to vote in favor of), two persons nominated by the Purchaser to be Directors of the Company. For so long as the Purchaser owns less than fifteen percent (15%), but at least five percent (5%), of the Company's outstanding Common Stock (determined on a fully diluted basis), upon the request of the Purchaser, Nevasa shall vote, at any regular or special meeting of the stockholders of the Company at which Directors will be elected or in any written consent executed in lieu of such a meeting of stockholders, all of its shares of Common Stock in favor of (and shall cause all of its Directors on the Board of Directors to vote in favor of), one person nominated by the Purchaser to be a Director of the Company.

       (b) For so long as Nevasa votes its shares of Common Stock in favor of such nominees as Purchaser may nominate pursuant to Section 5.1(a) above, the Purchaser and all of its Affiliates shall vote their shares of Common Stock in favor of (and shall cause all of their Directors on the Board of Directors to vote in favor of) all of the persons that Nevasa may nominate to be Directors of the Company, at any regular or special meeting of the stockholders of the Company at which Directors will be elected or in any written consent executed in lieu of such a meeting of stockholders.

       SECTION 5.2. Removal. Upon the written request of the Purchaser, Nevasa shall consent in writing to the removal (whether or not for cause) of any Director who was nominated by the Purchaser and shall take or cause to be taken all actions necessary to remove such Director, and any replacement for such removed Director shall be nominated and elected as provided in Section 5.1. Nevasa shall not take any action to cause the removal without cause of any Director nominated by the Purchaser, unless so requested by the Purchaser.

                                   ARTICLE VI
                                  MISCELLANEOUS

       SECTION 6.1. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

       SECTION 6.2. No Inconsistent Agreements. Except for the Securityholders Agreement, neither the Company nor the Seller is a party to nor will hereafter enter into any agreement with respect to its securities which is inconsistent with, or otherwise conflicts with or grants rights superior to, the rights granted to the Purchaser under this Agreement; and each of the Company, the Seller and the Purchaser represents that it is not and agrees that it will not become a party to any other agreement relating to the voting or transfer of Voting Securities of the Company, the management of the Company, or granting any registration rights to any Person with respect to any of the Company's equity securities except as permitted by the terms of this Agreement.

       SECTION 6.3. Entire Agreement. This Agreement, the Purchaser's rights as a third party beneficiary under the Consent Agreement, the Right of First Offer Agreement, and the Share Purchase Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement and the documents referred to in the preceding sentence supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

       SECTION 6.4. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including telex, telecopier or similar writing) and shall be given to such party by certified first class mail with a return receipt requested, by Federal Express or similar overnight mail service with signature required for receipt, or by telex or telecopy at its address or telex or telecopier number set forth in the Share Purchase Agreement or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number specified in the Share Purchase Agreement and the appropriate answerback or confirmation, as the case may be, is received, and a copy of such notice is sent by overnight mail service or (ii) if given by certified mail or overnight courier, 72 hours after such communication is deposited in the mails with first class postage prepaid or given to overnight courier service, addressed as aforesaid.

       SECTION 6.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

       SECTION 6.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the matters contemplated hereby are consummated as originally contemplated to the greatest extent possible.

       SECTION 6.7. Effectiveness; Termination. This Agreement shall become effective on the Closing Date upon the consummation of the transactions contemplated by the Share Purchase Agreement and shall terminate and be of no further force or effect on the earlier of (i) the date on which the Purchaser shall no longer own at least five percent (5%) of the Company's Common Stock (determined on a fully diluted basis) and (ii) in the event that the Purchaser or any permitted transferee of the Purchaser referred to in the proviso to
Section 6.8 hereof is no longer a direct or indirect wholly-owned Subsidiary of British Telecommunications plc; provided, however, that the provisions of Sections 3.7, 3.8, 3.9, 3.10, 3.11 and this Section 6.7 shall survive any such termination.

       SECTION 6.8. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors, their direct and indirect transferees and assigns. Neither this Agreement nor any provision hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the rights and benefits granted to the Purchaser under Sections 4.2, 4.3, 4.5, 4.6 and 4.7 hereof and Article V hereof shall not be assignable to, and shall not accrue to the benefit of, any transferee or assignee of the Purchaser other than to any such transferee or assignee that is a direct or indirect wholly-owned Subsidiary of British Telecommunications plc and becomes a party to this Agreement.

       SECTION 6.9. Amendments; Waivers.

       (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       (b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment, by the parties thereto or, in the case of a waiver, by the party against whom the enforcement of such waiver is sought.

       SECTION 6.10. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, and the closing under the Share Purchase Agreement shall have occurred.

       SECTION 6.11. Recapitalization, Etc. If any capital stock or other securities are issued in respect of, or in exchange or substitution for, any of the Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

       SECTION 6.12. Remedies. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement. Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

       SECTION 6.13. Transferability. The Purchaser shall have the right to Transfer the Common Stock to any Person; provided, however, that each such transfer is made in compliance with the Securities Act and the Company receives evidence of such compliance reasonably satisfactory to it.

       SECTION 6.14. Consent to Jurisdiction. Each of the Company, the Purchaser and Nevasa irrevocably submit to the non-exclusive jurisdiction of any Court of Chancery of Delaware or the United States District Court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Purchaser and Nevasa (i) hereby irrevocably appoints CT Corporation (together with any successor, the "Process Agent"), as its authorized agent in the State of Delaware upon which process may be served in any such suit, action or proceeding described in this Section 6.14, (ii) acknowledges that the Process Agent has accepted such designation and agrees that service of process upon the Process Agent, and written notice of such service to Nevasa or the Purchaser, as the case may be, by the person serving the same to the addresses specified in the Share Purchase Agreement, shall be deemed in every respect effective service of process upon Nevasa or the Purchaser, as the case may be, in any such suit, action or proceeding and (iii) agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Process Agent in full force and effect for the term of this Agreement.

       SECTION 6.15. Confidentiality. Each of the Company, Nevasa and the Purchaser agrees that any and all written or oral non-public, proprietary information concerning any of the Purchaser, the Company and Nevasa that comes into the possession of any other party hereto or any Affiliate thereof as a result of the ownership of shares of Common Stock, representation on the Board of Directors or otherwise in connection with this Agreement shall be kept strictly confidential and shall not be used by such Person or any of its Affiliates in connection with any activities of the Purchaser or any of its Affiliates, on the one hand, or of the Company and Nevasa and their respective Affiliates, on the other hand, undertaken in competition with the Company or any of its Subsidiaries, on the one hand, or with the Purchaser or any of its Affiliates, on the other hand. The preceding obligations shall not apply to any such information which (i) is or becomes publicly available other than as a result of a breach by the Company, Nevasa or the Purchaser or any of their Affiliates of their obligations hereunder, (ii) is required by applicable Law or stock exchange regulation to be disclosed; provided, however, that any party hereto shall have obtained the advice of counsel that such information is required by Law or stock exchange regulation to be disclosed, or (iii) is utilized in connection with a proposed sale by Nevasa or the Purchaser, as the case may be, of any of their shares of Common Stock, in each case to the extent that the recipient of such information has entered into a standard confidentiality agreement covering the use and disclosure of such information in such proposed sale. This provision shall survive the termination of this Agreement and may be enforced by a mandatory injunction or other form of equitable relief appropriate and applicable to ensure its specific performance, but this shall not be construed as a limitation on other available remedies.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.

                                         IMPSAT CORPORATION


                                         By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------


                                         NEVASA HOLDINGS LIMITED


                                         By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------


                                         NUNSGATE LIMITED


                                         By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

ACCEPTED AND AGREED
AS TO SECTIONS 4.3, 4.4 AND 4.5


CORPORACION IMPSA, S.A.




By:
   ------------------------------------
   Name:
         ------------------------------
   Title:
         ------------------------------


MILITELLO LIMITED


By:
   ------------------------------------
   Name:
         ------------------------------
   Title:
         ------------------------------


ROTLING INTERNATIONAL CORPORATION


By:
   ------------------------------------
   Name:
         ------------------------------
   Title:
         ------------------------------



----------------------------
ENRIQUE M. PESCARMONA



----------------------------
RICARDO A. VERDAGUER



----------------------------
ROBERTO A. VIVO CHANETON